EXHIBIT 99.1

Investor Relations Contact: Rod Cooper (831.439.2371) rod.j.cooper@seagate.com
Media Relations Contact: Brian Ziel (831.439.5429) brian.ziel@seagate.com

SEAGATE TECHNOLOGY REPORTS FISCAL SECOND QUARTER 2006 RESULTS

- Quarterly revenue soars 25% to record $2.3 billion, net income grows 100% to $287 million and shipments reach record 28.8 million units

- Company raises fiscal 2006 earnings outlook

SCOTTS VALLEY, CA – January 18, 2006 – Seagate Technology (NYSE: STX) today reported record quarterly revenue of $2.3 billion, net income of $287 million, and diluted earnings per share of $0.57 for the quarter ended December 30, 2005. Included in these results are expenses of $20 million for non-cash stock based compensation and a $6 million one-time charge associated with a licensing arrangement Seagate entered into during the quarter. These results compare to revenue of $1.85 billion, net income of $144 million and diluted earnings per share of $0.29 in the year-ago quarter. The year-ago results did not reflect costs associated with non-cash stock based compensation.

“Seagate’s outstanding performance reflects the company’s unique and consistent ability to successfully capitalize on the accelerating demand for digital content being consumed at home, at work and on the go,” said Bill Watkins, Seagate’s president and chief executive officer. “Our broad product line coupled with our technology, product and cost leadership continues to deliver key advantages across the expanding markets for disc drives, fueling significant unit and revenue growth.

“Over the last 12 months, the industry shipped 380 million disc drives totaling a massive 35 million terabytes of storage – an increase of 60% from 2004. This underscores the enormous proliferation of digital content and the need for mass storage in the growing number of consumer electronics devices as well as across the computing landscape. As more and more content providers unlock digital content for users, Seagate will play an enabling role in this trend. We’re pleased to deliver another great quarter and look forward to continued strong operating results in the second half of the fiscal year.”

Seagate Technology Reports Fiscal Second Quarter 2006 Results

Consumer Electronics Products

In the December quarter, Seagate shipped 3.5 million drives into consumer electronics (CE) applications, with 2.4 million of those units going into DVR applications, an increase of 93% from the year-ago quarter. With the transition in the gaming market now complete, Seagate expects significant growth in the gaming portion of the CE market in the March quarter.

Mobile Computing Products

Of the 3.2 million 2.5-inch disc drives Seagate shipped during the quarter, a record 2.9 million disc drives went into mobile computing applications, representing an increase of 136% from the year-ago quarter and 20% sequentially. Demand for Seagate’s Momentus family disc drives remained very strong and drove the 6th consecutive quarter of share growth in this space. Seagate’s industry-leading 160GB 2.5-inch disc drive utilizing perpendicular technology began shipments and qualifications during the December quarter. As a result of the company’s product leadership, Seagate’s market share in mobile drives of greater than 80GB is approximately 21%, as compared to 14% in the overall mobile computing market.

Enterprise Products

Seagate extended its leadership in the enterprise space during the quarter, shipping 3.5 million enterprise drives, an increase of 6% from the year-ago quarter and 16% sequentially. The total available market (TAM) was higher than expected as demand accelerated through the back half of the quarter. Seagate entered the nearline storage market during the quarter with qualifications and shipments of NL35, its nearline-ready, enterprise disc drive for tiered storage environments.

Desktop Products

Seagate continued its leadership in the desktop storage space during the quarter, shipping a record 18.9 million desktop drives, an increase of 16% from the year-ago quarter and 8% sequentially. Shipments of Seagate’s industry-leading 160GB per platter disc drive increased to 1.6 million units during the quarter, and the drive was qualified at 5 OEMs. Channel sales for Seagate desktop products remained healthy throughout the quarter and Seagate exited the quarter with under four weeks of distribution channel inventory.

Seagate Technology Reports Fiscal Second Quarter 2006 Results

Pricing

The average selling price for all Seagate products, on a blended basis, increased approximately $2.00 over the September quarter. Price decreases on a “like for like” product basis during the December quarter were in line with the company’s expectations at the beginning of the quarter. Seagate offset these price decreases with increased unit volume and improved product mix.

Business Outlook

For the March quarter, Seagate expects to report revenue of approximately $2.25 billion, and diluted earnings per share of approximately $0.55, excluding expenses associated with non-cash stock based compensation. Non-cash stock based compensation is expected to be approximately $21 million or $0.04 per share, equating to GAAP earnings per share of approximately $0.51.

For fiscal year 2006, Seagate now expects to report earnings per share in the range of $2.20 - $2.25, excluding charges for non-cash stock based compensation. Charges for non-cash stock based compensation are expected to be approximately $0.16 per share, which equates to GAAP diluted earnings per share in the range of $2.04 - $2.09. This compares to Seagate’s previously stated fiscal year guidance of approximately $2.00 per share or approximately $1.84 per share when including charges for non-cash stock based compensation. The annual outlook incorporates a 5% tax rate during the March and June quarters.

Dividend

The company has declared a quarterly cash distribution of $0.08 per share to be paid on or before February 17, 2006 to all common shareholders of record as of February 3, 2006.

Conference Call

Seagate will hold a conference call to review the fiscal second quarter results at 2:00 p.m. Pacific Time today. The conference call can be accessed online at seagate.com or by phone as follows:

USA: (877) 223-6202

International: (706) 679-3742

Replay

A replay will be available beginning January 18 at 5 p.m. Pacific Time through January 25 at 8:59 p.m. Pacific Time. The replay can be accessed from www.seagate.com/newsinfo/invest or by phone as follows:

USA: (800) 642-1687

International: (706) 645-9291

Access Code: 4075738

For more information please visit: http://www.seagate.com/newsinfo/invest/financial_info

Seagate Technology Reports Fiscal Second Quarter 2006 Results

About Seagate

Seagate is the worldwide leader in the design, manufacture and marketing of hard disc drives, providing products for a wide-range of Enterprise, Desktop, Mobile Computing, and Consumer Electronics applications. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, and to be the low cost producer in all markets in which it participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. Seagate was named 2006 Company of the Year by Forbes Magazine. Seagate can be found around the globe and at www.seagate.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to future financial performance, price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the impact of the variable demand and the aggressive pricing environment for disc drives; dependence on the company’s ability to successfully manufacture in increasing volumes on a cost-effective basis and with acceptable quality its current disc drive products; the adverse impact of competitive product announcements and possible excess industry supply with respect to particular disc drive products; and the impact of the announced transaction between the company and Maxtor Corporation on current customer demand during the period prior to a closing of the transaction. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on August 1, 2005 and in the company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on October 28, 2005. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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Seagate Technology Reports Fiscal Second Quarter 2006 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 30, 2005	December 31, 2004	December 30, 2005	December 31, 2004
Revenue	$2,300	$1,847	$4,388	$3,405

Cost of revenue	1,709	1,467	3,262	2,749
Product development	199	158	378	310
Marketing and administrative	108	75	195	140
Restructuring, net	—	—	4	2

Total operating expenses	2,016	1,700	3,839	3,201

Income from operations	284	147	549	204

Interest income	14	7	29	13
Interest expense	(11)	(11)	(24)	(22)
Other, net	4	5	9	9

Other income (expense), net	7	1	14	—

Income before income taxes	291	148	563	204
Provision for income taxes	4	4	4	6

Net income	$287	$144	$559	$198

Net income per share:
Basic	$0.60	$0.31	$1.16	$0.43
Diluted	0.57	0.29	1.10	0.40

Number of shares used in per share calculations:
Basic	482	466	480	464
Diluted	507	500	506	497

Seagate Technology Reports Fiscal Second Quarter 2006 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	December 30, 2005	July 1, 2005 (a)
ASSETS
Cash and cash equivalents	$768	$746
Short-term investments	983	1,090
Accounts receivable, net	1,091	1,094
Inventories	505	431
Other current assets	151	141

Total Current Assets	3,498	3,502

Property, equipment and leasehold improvements, net	1,606	1,529
Other assets, net	330	213

Total Assets	$5,434	$5,244

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$1,057	$1,108
Accrued employee compensation	225	266
Accrued expenses	405	356
Accrued income taxes	41	46
Current portion of long-term debt	—	4

Total Current Liabilities	1,728	1,780

Other liabilities	192	187
Long-term debt, less current portion	400	736

Total Liabilities	2,320	2,703

Shareholders’ Equity	3,114	2,541

Total Liabilities and Shareholders’ Equity	$5,434	$5,244

(a)	The information in this column was derived from the Company’s audited consolidated balance sheet as of July 1, 2005.

Seagate Technology Reports Fiscal Second Quarter 2006 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	December 30, 2005	December 31, 2004
OPERATING ACTIVITIES
Net income	$559	$198
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	286	233
Stock-based compensation	36	2
Tax benefit from stock options	(14)	—
Other non-cash operating activities, net	4	9
Changes in operating assets and liabilities:
Current assets and liabilities	(70)	46
Non-current assets and liabilities	(33)	9

Net cash provided by operating activities	768	497

INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold improvements	(353)	(185)
Purchases of short-term investments	(1,911)	(2,030)
Maturities and sales of short-term investments	2,015	1,960
Acquisitions, net of cash acquired	(28)	—
Other investing activities, net	(105)	(17)

Net cash used in investing activities	(382)	(272)

FINANCING ACTIVITIES
Repayment of long-term debt	(340)	(1)
Issuance of common shares for employee stock plans	38	41
Dividends to shareholders	(76)	(41)
Tax benefit from stock options	14	—

Net cash used in financing activities	(364)	(1)

Increase in cash and cash equivalents	22	224
Cash and cash equivalents at the beginning of the period	746	422

Cash and cash equivalents at the end of the period	$768	$646

Seagate Technology Reports Fiscal Second Quarter 2006 Results

SEAGATE TECHNOLOGY

FINANCIAL HIGHLIGHTS

				Change from Prior		Percentage Change
	Q2 FY06	Q1 FY06	Q2 FY05	Year	Quarter	Prior Yr	Prior Qtr
Units Shipped (000)
Enterprise	3,538	3,051	3,337	201	487	6%	16%
Desktop	18,852	17,443	16,319	2,533	1,409	16%	8%
Mobile	2,900	2,412	1,230	1,670	488	136%	20%
Consumer Electronics	3,530	3,929	3,368	162	(399)	5%	-10%

	28,820	26,835	24,254	4,566	1,985	19%	7%

Total Revenue ($M)	$2,300	$2,088	$1,847	$453	$212	25%	10%

Average Selling Price	$80	$78	$76	$4	$2	5%	3%

Gross Margin %	25.7%	25.6%	20.6%

Channel Mix
OEM	71%	72%	69%
Distribution	26%	25%	29%
Retail	3%	3%	2%

Geographic Mix
North America	29%	28%	30%
Europe	30%	29%	31%
Asia Pacific	41%	43%	39%

Inventory Metrics ($M)
Raw Material/WIP	$203	$198	$169	$34	$5	20%	3%
Finished Goods	$302	$279	$193	$109	$23	56%	8%

Total Inventory	$505	$477	$362	$143	$28	40%	6%
Inventory Turns	13.5	13.0	16.2	(2.7)	0.5

Channel Inventory - Desktop

Weeks on Hand	3.8	3.9	3.5	0.3	(0.1)

Cash Related Information ($M)
Cash Flow from Operations	$562	$206	$379	$183	$356	48%	173%
Capital Investments	$184	$169	$88	$96	$15	109%	9%
Depreciation & Amort	$149	$137	$119	$30	$12	25%	9%
Days Sales Outstanding	43	49	43	—	(6)	0%	-12%